Exhibit 99.1

THE FOURTH PRODUCT CANDIDATE CONTAINING ANTIGENICS’ QS-21

IN PHASE 3 CLINICAL DEVELOPMENT

GSK Commences Phase 3 Clinical Trial with Shingles Vaccine Containing QS-21

LEXINGTON, MA – AUGUST 25, 2010 – Antigenics, Inc. (NASDAQ : AGEN) today announced that GlaxoSmithKline’s (GSK) herpes zoster vaccine candidate, which contains Antigenics’ QS-21 Stimulon® adjuvant as a key component, has commenced Phase 3 clinical trials for the prevention of shingles. GSK plans to study more than 30,000 patients globally for the debilitating condition which currently has limited treatment and prevention options available.

QS-21 has demonstrated significant promise as a critical element in a number of investigational vaccine formulations addressing a wide variety of indications, including infectious diseases, cancers, and Alzheimer’s disease. Antigenics is entitled to receive significant milestone payments, in addition to royalties based upon sales of any vaccine containing QS-21 that is approved and marketed by its QS-21 licensees or their partners.

“A significant number of products containing QS-21 continue to advance in the clinic,” said Garo H. Armen, PhD, chairman and CEO of Antigenics. “This adjuvant has substantial revenue potential for Antigenics with no associated developments costs to the company.”

About QS-21 Stimulon Adjuvant

Antigenics’ QS-21 Stimulon adjuvant is one of the most widely tested vaccine adjuvants under development. QS-21 has not only become a critical component in the development of preventative vaccine formulations across a wide variety of infectious diseases, but may also be essential in enabling a new generation of therapeutic vaccines to treat cancer, infectious diseases and degenerative disorders. QS-21 is currently being evaluated in approximately 20 vaccine indications, of which several are in late-stage clinical trials by Antigenics’ licensees, including GlaxoSmithKline and JANSSEN Alzheimer Immunotherapy.

About Antigenics

Antigenics (NASDAQ: AGEN) is a biotechnology company working to develop treatments for cancers and infectious diseases. For more information, please visit www.antigenics.com.

This press release contains forward-looking statements, including statements about clinical development programs for QS-21, potential future milestone and royalty payments to Antigenics in connection with the development and commercialization of QS-21, and the significance of QS-21 as a component in products under development. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties include, among others,

Antigenics’ dependence on its collaborative partners such as GSK to successfully develop and commercialize products containing QS-21, the scientific risk associated with the development of vaccines, the competitive risk that other sources of competitive adjuvants could become available, difficulties or delays in manufacturing QS-21, and the risk factors described in the Risk Factors Section of our Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission for the period ended June 30, 2010. Antigenics cautions investors not to place considerable reliance on the forward-looking statements contained in this press release. These statements speak only as of the date of this document, and Antigenics undertakes no obligation to update or revise the statements. All forward-looking statements are expressly qualified in their entirety by this cautionary statement. Antigenics’ business is subject to substantial risks and uncertainties, including those identified above. When evaluating Antigenics’ business and securities, investors should give careful consideration to these risks and uncertainties.

Contacts:

Media: Brad Miles, (212) 477-9007 x17

Investors: Shalini Sharp, 800.962.2436